Exhibit 3.27

COMMONWEALTH OF KENTUCKY

TREY GRAYSON

SECRETARY OF STATE

AMENDED CERTIFICATE OF ASSUMED NAME

Pursuant to the provision of KRS Chapter 365, the undersigned hereby amends its certificate of assumed name to change the identity of the partners on behalf of the general partnership named below and for that purpose submits the following statements:

1. The assumed name of the general partnership is Dollar General Partners.

2. The certificate of assumed name was filed with the Secretary of State on June 23, 2004.

3. The general partnership is organized and existing in the state or country of Kentucky.

4. The current principal office address is 100 Mission Ridge, Goodlettsville, Tennessee 37072.

5. The changed in the identity of the partners are as follows:

Dollar General Corporation and Dollar General Merchandising, Inc. are now the only partners. Dolgencorp, Inc., Dade Lease Management, Inc. and Dollar General Financial, Inc. are no longer partners.

The amended certificate of assumed name is executed by

Signature:	/s/ James H. Romaker

Name:	James H. Romaker, Asst. Sec. - on behalf of Dollar General Corp. & Dollar General Merchandising; Inc.

Date:	06-27-06

COMMONWEALTH OF KENTUCKY

TREY GRAYSON

SECRETARY OF STATE

CERTIFICATE OF ASSUMED NAME

This certifies that the assumed name of

Dollar General Partners

has been adopted by

Dolgencorp, Inc.; Dade Lease Management Inc.; Dollar General Financial, Inc.

which the “real name” of a Domestic General Partnership

organized and existing in the state or country of Kentucky, and whose address is 427 Beech Street, Scottsville KY 42164.

The certificate of assumed name is executed by

Signature:	/s/ Robert Lewis

Name:	Robert Lewis, On behalf of Dolgencorp, Inc., Vice President and Controller

Date:	06-23-04